UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

CenturyTel, Inc. (Exact name of registrant as specified in its charter)

Louisiana (State of incorporation or organization)	72-0651161 (I.R.S. Employer Identification Number)

100 CenturyTel Drive Monroe, Louisiana 71203 (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. G

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☑

Securities Act registration statement file number to which this Form relates: None

Securities to be registered pursuant to Section 12(g) of the Act:

Stock Options

Item 1.   Description of Securities to be Registered

            The securities of CenturyTel, Inc. (the "Company" or the "Registrant") to be registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, are options to purchase shares of Company common stock, $1.00 par value per share (the "Common Shares"), granted to employees, officers and directors of the Company and its subsidiaries under the Company’s 1988 Incentive Compensation Program (the "1988 Plan"), 1995 Incentive Compensation Plan (the "1995 Plan"), 2000 Incentive Compensation Plan (the "2000 Plan"), 2002 Directors Stock Option Plan (the "2002 Directors Plan"), and 2002 Management Incentive Compensation Plan (the "2002 Management Plan" and, collectively with the 1988 Plan, the 1995 Plan, the 2000 Plan, and the 2002 Directors Plan, the "Plans").

            The following tables summarize information, as of December 31, 2002, regarding the period during which and the price at which options granted under the Plans are exercisable.

Options Outstanding
Range of exercise prices	Number of options	Weighted average remaining contractual life outstanding	Weighted average exercise price

$11.67-17.64	1,382,141	2.8	$14.93
24.10-26.31	375,728	8.6	25.19
26.62-31.54	1,976,839	8.3	28.18
31.75-38.50	3,116,934	8.6	33.72
39.00-46.19	44,160	6.4	42.29

$11.67-46.19	6,895,802	7.6	$27.95

Options Outstanding
Range of exercise prices	Number of options exercisable	Weighted average exercise price

$11.67-17.64	1,382,141	$14.93
24.10-26.31	225,345	25.19
26.62-31.54	939,351	28.18
31.75-38.50	1,400,756	33.72
39.00-46.19	44,160	42.29

$11.67-46.19	3,991,753	$27.95

            The following summary of the principal terms of the stock options granted under each of the Plans is a general description only and is subject to the detailed terms and conditions of the Plans and the related stock option agreements between the Company and the various optionees, copies or forms of which are incorporated herein by reference.

Stock Options Granted under the 2002 Management Incentive Compensation Plan

             Under the terms of the 2002 Management Plan, the Compensation Committee of the Board of Directors of the Company (the "Committee") may grant non-qualified stock options or incentive stock options to purchase Common Shares and certain other types of stock-based awards to certain officers, key employees, consultants and advisors. Subject to certain adjustment provisions, a total of 4.5 million Common Shares were originally authorized to be issued under the 2002 Management Plan.

            Specifically regarding the stock options granted under the 2002 management Plan, the Committee determines the number and exercise price of the options, and the time or times that the options become exercisable upon grant, provided that the option exercise price may not be less than the fair market value of the Common Shares on the date of grant. The term of an option is also determined by the Committee, provided that the term may not exceed ten years. The Committee may accelerate the exercisability of any stock option at any time. The Committee may also approve the purchase by the Company of an unexercised stock option from the optionee by mutual agreement for the difference between the exercise price and the fair market value of the shares covered by the option.

            Except for adjustments permitted in the 2002 Management Plan to protect against dilution in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Shares, unless approved by the shareholders, the exercise price of an outstanding option may not be decreased after grant, nor may an option that has an exercise price that is less than the then current fair market value of a Common Share be surrendered to the Company as consideration for the payment of cash or Common Shares or the grant of a new option with a lower exercise price or any other substitute award.

            In the event of a change of control of the Company, as defined in the 2002 Management Plan, all options granted under the plan will become fully vested and exercisable, and the Committee will have the authority to take a variety of actions regarding the outstanding options.

            As provided in the stock option agreements pursuant to the 2002 Management Plan, if at any time during the optionee’s employment by the Company or within 18 months after termination of employment, the optionee engages in any activity in competition with or harmful to the Company, the options are subject to forfeiture.

            As of December 31, 2002, there were options to acquire approximately 108,400 Common Shares outstanding under the 2002 Management Plan, and options to purchase up to 4,388,400 Common Shares may be granted under the 2002 Management Plan in the future.

Stock Options Granted under the 2002 Directors Stock Option Plan

            Only non-employee directors are eligible to participate in the 2002 Directors Plan. Under the terms of the plan, each participant receives an automatic grant of a non-qualified option to purchase up to 6,000 Common Shares on the day following each annual meeting of the shareholders, beginning May 10, 2002. The exact number of options that each non-employee director will receive each year is determined by the Committee. If a non-employee director is added to the Company’s Board of Directors other than by election at an annual meeting, the director will receive an option to purchase a pro rata number of Common Shares based upon the number of full calendar months between the date of grant and the next annual meeting. Subject to certain adjustment provisions, a total of 400,000 Common Shares were originally authorized to be issued under the 2002 Directors Plan.

            The options granted pursuant to the 2002 Directors Plan become exercisable beginning one year after the date of grant. The Committee has the discretion to accelerate exercisability at any time. The options expire ten years after the date of grant, but may expire earlier if the non-employee director ceases to serve on the Board.

            The exercise price will be the closing sale price of a Common Share on the date of grant. Except for adjustments permitted in the 2002 Directors Plan to protect against dilution in the event of any recapitalization, reclassification, stock dividend, stock split, combination of shares or other change in the Common Shares, unless approved by the shareholders, the exercise price of an outstanding option may not be decreased after grant, nor may an option that has an exercise price that is less than the then current fair market value of a Common Share be surrendered to the Company as consideration for the grant of a new option with a lower exercise price or a payment of cash or Common Shares.

            In the event of a change of control of the Company, as defined in the 2002 Directors Plan, all options will become fully vested and exercisable, and the Committee will have the authority to take a variety of actions regarding the outstanding options.

            As of December 31, 2002, there were options to acquire approximately 44,000 Common Shares outstanding under the 2002 Directors Plan, and options to purchase up to 356,000 Common Shares may be granted under the 2002 Directors Plan in the future.

Stock Options Granted under the 2000 Incentive Compensation Plan

            The terms of the options granted under the 2000 Plan are substantially the same as the terms of the options granted under the 2002 Management Plan. Subject to certain adjustment provisions, a total of 4.0 million Common Shares were originally authorized to be issued under the 2000 Plan. As of December 31, 2002, there were options to acquire 3,808,154 Common Shares outstanding under the 2000 Plan. No additional options may be granted under the 2000 Plan.

Stock Options Granted under the 1995 Incentive Compensation Program

             The terms of the options granted under the 1995 Plan are substantially the same as the terms of the options granted under the 2002 Management Plan, except that there are no provisions that (1) contemplate the forfeiture of the options if the optionee competes with or engages in activity harmful to the company or (2) prohibit the surrender to the Company of an option that has an exercise price that is less than the then current fair market value of a Common Share as consideration for the payment of cash or Common Shares or the grant of a new option with a lower exercise price or any other substitute award. A total of 2.0 million Common Shares were originally authorized to be issued under the 1995 Plan, which amount was adjusted to 4.5 million Common Shares under the 1995 Plan in connection with a three-for-two common stock split effected as a 50% stock dividend in March 1998 and a three-for-two common stock split effected as a 50% stock dividend in March 1999. As of December 31, 2002, there were options to acquire 2,922,873 Common Shares outstanding under the 1995 Plan. No additional options may be granted under the 1995 Plan.

Stock Options Granted under the 1988 Incentive Compensation Program

            The terms of the options granted under the 1988 Plan are substantially the same as the terms of the options granted under the 1995 Plan, except that there are mandatory adjustment provisions in the event of any merger, consolidation or reorganization of the Company. Subject to the adjustment provisions, a total of 708,720 Common Shares were originally authorized to be issued under the 1988 Plan. As of December 31, 2002, there were options to acquire 12,375 Common Shares outstanding under the 1988 Plan. No additional options may be granted under the 1988 Plan.

Item 2.   Exhibits

4.1

The Registrant’s 1988 Incentive Compensation Program, as amended and restated August 22, 1989 (previously filed as Exhibit 19.8 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1989) and amendment thereto dated November 21, 1996 (previously filed as Exhibit 10.1(g) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996), is incorporated herein by reference.

4.2

The Registrant’s 1995 Incentive Compensation Plan, approved by the Registrant’s shareholders on May 11, 1995 (previously filed as Exhibit 4.4 to Registration No. 33-60061) and amendment thereto dated November 21, 1996 (previously filed as Exhibit 10.1(l) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1996), and amendment thereto dated February 25, 1997 (previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997), is incorporated herein by reference.

(i)	The Form of Stock Option Agreement, pursuant to the 1995 Incentive Compensation Plan and dated as of May 22, 1995, entered into by the Registrant and its officers (previously filed as Exhibit 10.5 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1995), is incorporated herein by reference.

(ii)	The Form of Stock Option Agreement, pursuant to the 1995 Incentive Compensation Plan and dated as of June 23, 1995, entered into by the Registrant and certain key employees (previously filed as Exhibit 10.6 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1995), is incorporated herein by reference.

(iii)	The Form of Stock Option Agreement, pursuant to the 1995 Incentive Compensation Plan and dated as of February 24, 1997, entered into by the Registrant and its officers (previously filed as Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997), is incorporated herein by reference.

(iv)	The Form of Stock Option Agreement, pursuant to the 1995 Incentive Compensation Plan and dated as of February 21, 2000, entered into by the Registrant and its officers (previously filed as Exhibit 10.1(t) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1999), is incorporated herein by reference.

4.3

The Registrant’s Amended and Restated 2000 Incentive Compensation Plan, as amended through May 23, 2000 (previously filed as Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2000), is incorporated herein by reference.

(i)	The Form of Stock Option Agreement, pursuant to the 2000 Incentive Compensation Plan and dated as of May 21, 2001, entered into by the Registrant and its officers (previously filed as Exhibit 10.2(e) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001), is incorporated herein by reference.

(ii)	The Form of Stock Option Agreement, pursuant to the 2000 Incentive Compensation Plan and dated as of February 25, 2002, entered into by the Registrant and its officers (previously filed as Exhibit 10.2(d)(ii) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002), is incorporated herein by reference.

4.4

The Registrant’s 2002 Directors Stock Option Plan (previously filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002), is incorporated herein by reference.

(i)	The Form of Stock Option Agreement, pursuant to the 2002 Directors Stock Option Plan, entered into by the Registrant in connection with options granted to the non-employee directors as of May 10, 2002 (previously filed as Exhibit 10.2 of the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2002), is incorporated herein by reference.

4.5

The Registrant’s 2002 Management Incentive Compensation Plan (previously filed as Exhibit 10.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002), is incorporated herein by reference.

(i)	The Form of Stock Option Agreement, pursuant to the 2002 Management Incentive Compensation Plan, entered into between the Registrant and certain of its officers and key employees at various dates since May 9, 2002 (previously filed as Exhibit 10.4 of the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2002), is incorporated herein by reference.

	(ii)	The Form of Stock Option Agreement, pursuant to the 2002 Management Incentive Compensation Plan and dated as of February 24, 2003, entered into by the Registrant and its officers (previously filed as Exhibit 10.2(f)(ii) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002), is incorporated herein by reference.

SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized.

CENTURYTEL, INC.
	By:	/s/ Stacey W. Goff
Stacey W. Goff Vice President and Assistant General Counsel
Dated: April 29, 2003